                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.  )



Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)240.14a-12

                         Hollywood Casino Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                         Hollywood Casino Corporation
                ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:


[ ] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:______________________________________________
     2)  Form, Schedule or Registration Statement No.:________________________
     3)  Filing Party:________________________________________________________
     4)  Date Filed:__________________________________________________________

                         HOLLYWOOD CASINO CORPORATION

                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas  75240

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1997


To the Stockholders of
 Hollywood Casino Corporation

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hollywood Casino Corporation (the "Company") will be held at the Westin Hotel, 13340 Dallas Parkway, in the City of Dallas, Texas 75240 on the 29th day of May 1997, at 10:00 a.m. (local time) for the following purposes:

  1. To elect one (1) director to hold office until his respective successor has been duly elected and qualified.

  2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for fiscal year 1997.

  3. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

  The Board of Directors has fixed the close of business on April 18, 1997, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to such meeting.

  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT. PROMPT RESPONSE BY OUR STOCKHOLDERS WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                                             BY ORDER OF THE BOARD OF DIRECTORS,



                                             William D. Pratt, Secretary

Dallas, Texas
April 30, 1997

                         HOLLYWOOD CASINO CORPORATION

                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas  75240

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1997

                    SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement and the accompanying Proxy are being mailed to the stockholders of Hollywood Casino Corporation (the "Company") on or about April 30, 1997, in connection with the solicitation of Proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 29, 1997 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment(s) thereof.

     The accompanying form of Proxy is designed to permit each holder of the Company's common stock, par value $.0001 per share ("Common Stock"), to vote for or withhold voting for the nominee for election as a director of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a stockholder's executed and dated proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specifications are made, such Proxy will be voted by those persons named in the Proxy at the Annual Meeting: FOR the election of the nominee specified under the caption "Election of Directors" in Proposal 1 and FOR the action specified in Proposal 2.

     The Company encourages the personal attendance of stockholders at its annual meetings, and giving of a Proxy does not preclude the right to vote in person should any stockholder giving the Proxy so desire. Any stockholder of the Company giving a Proxy has the right to revoke his or her Proxy at any time prior to the voting thereof either in person at the Annual Meeting or by giving written notice to the Company addressed to Mr. William D. Pratt, Secretary, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, telephone and telegraph. Such officers and employees will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the form of Proxy enclosed herewith and any additional material, the cost of forwarding solicitation material to the beneficial owners of stock and other costs of solicitation are to be borne by the Company.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the stockholders of the Company will consider and vote on the following matters:

     1. The election of one (1) director to hold office until his respective successor has been duly elected and qualified.

     2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for fiscal year 1997.

     3. Such other and further business as may properly come before the meeting or any adjournment(s) thereof.

                   VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

General

     The Board of Directors of the Company has fixed the close of business on April 18, 1997, as the record date (the "Record Date") for the Annual Meeting. Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. On the Record Date there were 24,859,968 shares of Common Stock issued and outstanding, all of which are entitled to vote. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Holders of the Company's Common Stock of record as of the Record Date will be entitled to one (1) vote per share on all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting or any adjournment(s) thereof is necessary to constitute a quorum to transact business. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for director. Abstentions are counted for purposes of determining a quorum to conduct business, but are ignored in vote tabulation, thereby increasing the number of votes necessary to effectuate any proposal. The inspectors of election will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). Broker non-votes will have no effect on determining the outcome of the election of the director or the proposal to ratify the appointment of the accountants.

     All shares of Common Stock will vote as a single class. Neither the Company's Certificate of Incorporation nor its Bylaws provide for cumulative voting rights.

Regulation

     Holders of Class A Common Stock may be subject to certain regulatory restrictions on ownership. The Illinois Gaming Board and Mississippi Gaming Commission may require persons holding Class A Common Stock to be investigated and licensed or found suitable to hold such stock. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold Class A Common Stock or may require regulatory approval. Finally, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to present persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of Class A Common Stock. A holder of Class A Common Stock who cannot legally hold such shares, or who exposes the Company to a risk of loss of a license or other regulatory risks, may be required to sell his or her shares of Class A Common Stock to a qualified buyer or to the Company at the price prescribed by law or, if no price is prescribed, at the fair market value (defined in the Company's Certificate of Incorporation).

Security Ownership of Certain Beneficial Owners

     Based on filings with the Securities and Exchange Commission, no persons, other than certain directors of the Company, are known who beneficially owned more than 5% of the outstanding Common Stock as of the Record Date.

Security Ownership of Management

     The following information pertains to the Common Stock beneficially owned by each director, each executive officer and former executive officer named under "Remuneration of Directors and Executive Officers" and by all current directors and officers of the Company as a group as of the Record Date:


                                   Shares of            Percentage of
                                  Common Stock           Outstanding
                                  Beneficially             Common
Beneficial Owner                    Owned (a)               Stock
----------------                  -------------         -------------
Jack E. Pratt..................    4,120,377 (b)                16.6%
Edward T. Pratt, Jr............      956,748 (c)                 3.8%
William D. Pratt...............    4,899,447 (d)                19.7%
Edward T. Pratt III............    2,532,621 (e)                10.2%
Richard D. Knight..............       80,999                        *
Leonard M. DeAngelo (f)........       65,004                        *
Theodore H. Strauss............       13,000 (g)                    *
James A. Colquitt..............       10,000 (g)                    *
All directors and officers as
  a group (9 individuals)......   12,625,191 (h)                 50.6%


-------------------------------

* Less than 1%

(a) Except as otherwise described, each individual has the sole power to vote and dispose of the Common Stock beneficially owned by him.

(b) Beneficial ownership is attributable to the following: (i) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Jack E. Pratt is the General Partner, owns 1,282,123 shares (5.2%) of the outstanding stock of the Company, (ii) J.E. Pratt Co. No. 1, a Texas general partnership of which Mr. Pratt is the Managing General Partner, owns 1,799,387 shares (7.2%) of the outstanding stock of the Company and (iii) the W.D. Pratt Family Trust, for which Mr. Pratt is the Managing Trustee, owns 1,003,867 shares (4%) of the outstanding stock of the Company.

(c) Beneficial ownership is attributable to E.T. Pratt Co. No. 1, a Texas general partnership of which Edward T. Pratt, Jr. is the Managing General Partner, which owns 926,748 shares (3.7%) of the outstanding stock of the Company.

(d) Beneficial ownership is attributable to the following: (i) W.D. Pratt Co. No. 1, a Texas general partnership of which William D. Pratt is the Managing General Partner, owns 290,830 shares (1.2%) of the outstanding stock of the Company, (ii) the J.E. Pratt Family Trust, for which Mr. Pratt is the Managing Trustee, owns 4,588,867 shares (18.5%) of the outstanding stock of the Company and (iii) WDP Jr. Family Trust, for which Mr. Pratt is the Managing Trustee, owns 9,750 shares, less than 1% of the outstanding stock of the Company.

(e) Beneficial ownership is attributable to the E. Pratt Family Trust, of which Edward T. Pratt III is the Managing Trustee, which owns 2,076,013 shares (8.4%) of the outstanding stock of the Company. Also includes options to purchase 90,008 shares of Common Stock of the Company exercisable within 60 days under the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan").

(f) Mr. De Angelo served as an executive officer of Greate Bay Hotel and Casino, Inc. ("GBHC") which, until December 31, 1996, was an approximately 80% owned, indirect subsidiary of the Company.

(g) Includes 10,000 shares of Common Stock of the Company for each of Messrs. Strauss and Colquitt subject to options exercisable within 60 days of the date hereof under the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan").

(h) Includes 110,008 shares of Common Stock of the Company subject to options exercisable within 60 days of the date hereof.

                              ELECTION OF DIRECTOR

     The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall consist of not fewer than three (3) members and that the number of directors shall be determined by resolution of the Board of Directors at any meeting. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7). The Board of Directors is divided into three classes of approximately equal size, and directors are elected for staggered three-year terms. The class standing for reelection at the Company's annual stockholders meeting in 1997 consists of Mr. James A. Colquitt and an existing vacancy on the Board of Directors (the Company has not yet found a qualified person to fill the vacancy; consequently, proxies cannot be voted for more than one person to serve as a Director); 1998 consists of Messrs. Edward T. Pratt, Jr. and William D. Pratt; and 1999 consists of Messrs. Jack E. Pratt, Edward T. Pratt III and Theodore H. Strauss.

     Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to nominate and to vote the shares represented by such Proxy for the election of the nominee listed in the table below for the office of director of the Company to hold office until his respective successor has been duly elected and qualified:

                             Year First
                              Became a
     Name and Age             Director       Present Offices Held in the Company
     ------------            ----------      -----------------------------------

James A. Colquitt (78)          1995         Director

     The Board of Directors does not contemplate that the above-named nominee for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should he become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the person or persons voting the Proxy will vote the shares represented by such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. The nominee, so far as the Board can determine, is willing to serve and intends to serve the entire term if elected. If elected as a director of the Company, the director will hold office until his respective successor has been duly elected and qualified.

Business Experience for Past Five Years

     The following information summarizes the business experience during at least the past five years of the nominee to be a director of the Company:

     James A. Colquitt is self-employed as an insurance consultant and was elected to the Board of Directors of the Company in December 1995. Until 1983, Mr. Colquitt was Chairman of the Board of Colquitt, Owens & Stephens, a general insurance agency based in Marietta, Georgia. From 1986 until November 1995, Mr. Colquitt served on the Board of Directors of Greate Bay Casino Corporation ("GBCC", formerly known as Pratt Hotel Corporation) which, until December 31, 1996, was an approximately 80% owned subsidiary of the Company.

Required Vote

     Assuming the presence of a quorum, the affirmative vote of the holders of at least of a plurality of the issued and outstanding shares of Common Stock present, in person or by proxy, at the Annual Meeting is necessary for the election of directors. The Directors have informed the Company that they intend to vote all of their shares of Common Stock in favor of the nominee, and, because the Directors own or beneficially own 50.4% of the outstanding Common Stock, election of the nominee is assured.

Recommendation

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE INDIVIDUAL NOMINATED FOR ELECTION AS A DIRECTOR.

Board Meetings and Committees

     Non-employee directors of the Company receive an annual fee of $50,000 for service on the Board of Directors. Beginning in 1996, non-employee directors of the Company also receive grants of stock options as more fully described at "Remuneration of Directors and Executive Officers - Stock Option Plans - The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan" below. The Board of Directors of the Company held four regular and three special meetings during the year ended December 31, 1996. All directors attended at least 75% of all meetings of the Board of Directors and committees thereof for which they were eligible to serve.

     The Board of Directors of the Company has Audit, Compensation and Stock Option Committees, but does not have a standing nominating committee. The Board of Directors does not have a nominating committee because the Board of Directors as a whole functions in this capacity. The Board of Directors will consider nominees recommended by a stockholder. The Company's Certificate of Incorporation provides that a stockholder may nominate a director at the Annual Meeting if written notice is delivered to the Company by the tenth day following the date the Notice of the Annual Meeting was mailed. No additional compensation or fees are paid to directors for attending Audit, Compensation and Stock Option Committee meetings.

     Audit Committee. The Audit Committee has the duty to (i) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; (ii) arrange the details for the engagement of the independent public accountants, including the remuneration to be paid; (iii) review with the Company's independent public accountants, as well as the Company's controller and other appropriate personnel, the Company's general policies and procedures with respect to audits and accounting and financial controls and the general accounting and reporting principles that should be applied in preparing the Company's financial statements; (iv) meet with the independent public accountants as required and review with them the Company's interim and year-end financial statements, any certification, report or opinion that the independent public accountants propose to render in connection with such statements, and any other appropriate matter; and (v) make such reports and recommendations to the Board of Directors in connection with the foregoing as it shall deem appropriate or as the Board of Directors may request, and take such action thereon as the Board of Directors may direct it to take. The Audit Committee is comprised of Messrs. James A. Colquitt, Theodore H. Strauss and Edward T. Pratt, Jr. The Audit Committee met four times during 1996.

     Compensation Committee. The Compensation Committee of the Board of Directors has the duty to review the compensation of the Company's executive officers. The Compensation Committee is comprised of Messrs. Jack E. Pratt, William D. Pratt, James A. Colquitt and Theodore H. Strauss. The Compensation Committee met once during 1996. The report of the Compensation Committee appears in this Proxy Statement under the heading "Remuneration of Directors and Executive Officers."

     Stock Option Committee. The Stock Option Committee of the Board of Directors has the duty to review the granting of stock options to key officers and employees of the Company. The Stock Option Committee is comprised of Messrs. Theodore H. Strauss and Mr. James A. Colquitt. The Stock Option Committee met three times during 1996.

Family Relationships

     Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers (the "Pratt Brothers"). Mr. Edward T. Pratt III, President and Chief Operating Officer of the Company, is the son of Mr. Edward T. Pratt, Jr. There is no other family relationship between any of the directors and any executive officers of the Company or its subsidiaries or affiliates.

Certain Relationships

     See "Transactions with Management" for certain transactions between directors and the Company or its subsidiaries or affiliates.

                                  MANAGEMENT

     Certain information is set forth below concerning the directors, executive officers and certain key employees of the Company. For a discussion of other activities of certain of the directors and officers and certain entities with which they are affiliated, see "Transactions with Management."

                  Name                    Age                       Position
                  ----                    ---                       --------

Jack E. Pratt (1).......................   70  Chief Executive Officer and Chairman of the Board
                                               of Directors of the Company

Edward T. Pratt, Jr. (2)................   73  Vice President, Treasurer and Vice Chairman of
                                               the Board of Directors of the Company

William D. Pratt (3)....................   68  Executive Vice President, Secretary, General
                                               Counsel and Director of the Company


Edward T. Pratt III (4).................   41  President, Chief Operating Officer and Director of
                                               the Company

James A. Colquitt (5)...................   78  Director of the Company

Theodore H. Strauss (6).................   72  Director of the Company

Charles F. LaFrano III (7)..............   42  Vice President of Finance of the Company

Richard D. Knight (8)...................   49  Executive Vice President - Operations of the
                                               Company; Executive Vice President and Chief Operating Officer of Hollywood
                                               Casino - Aurora, Inc. ("HCA") and HWCC - Tunica, Inc. ("HCT"), both wholly owned subsidiaries of the Company

John C. Hull (9)........................   58  Corporate Controller and
                                               Principal Accounting Officer of
                                               the Company

____________________________

(1) Mr. Jack E. Pratt has been Chief Executive Officer and Chairman of the Board of the Company since 1993 and Chairman of the Board of Directors and Chief Executive Officer of GBCC for more than five years. From 1990 to May 1995, he also served as President of the Company.

(2) Mr. Edward T. Pratt, Jr. has held his positions with the Company since 1990 and has served as Treasurer and Vice Chairman of the Board of Directors of GBCC for more than five years.

(3) William D. Pratt has held his positions with the Company since 1990 and has served as Executive Vice President, Secretary, General Counsel and Director of GBCC for more than five years. Mr. Pratt also served as Vice President and Secretary of Southmark San Juan, Inc. ("SSJ"), 46.3% of the stock of which was owned by GBCC, at the time of its filing on August 20, 1992 of a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

(4) Mr. Edward T. Pratt III has served on the Board of Directors of the Company since 1992. From 1992 to July 1993, he served as Vice President of the Company; from July 1993 to May 1995, he served as Executive Vice President of the Company; and in May 1995, Mr. Pratt was elected President and Chief Operating Officer of the Company. Mr. Pratt served as Executive Vice President-Development and Corporate Affairs of GBCC for more than 5 years until November 1995 when he was elected President and Chief Operating Officer of GBCC. He also served as co-chairman and co-chief executive officer of SSJ at the time of the filing of its voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

(5) See "Election of Directors - Business Experience for Past Five Years" for certain information with respect to Mr. James A. Colquitt.

(6) Mr. Theodore H. Strauss has served on the Board of Directors of the Company since 1993. Mr. Strauss has been a Senior Managing Director of Bear, Stearns & Co. Inc., a leading national investment banking firm, for more than five years. He also serves on the Board of Directors of Clear Channel Communications, Sport Supply Group and Sizeler Property Investors. Bear, Stearns

     & Co. Inc. served as an underwriter with respect to the October 1995 offering of Senior Secured Notes by the Company.

(7) Mr. Charles F. LaFrano III has served as Vice President of Finance of the Company since 1994 and has served as Vice President of GBCC for more than five years.

(8) Richard D. Knight was elected Executive Vice President of Operations of the Company in May 1995. He has also served as Executive Vice President and Chief Operating Officer of HCA since 1992 and of HCT since 1994. Mr. Knight has over 20 years of casino operating experience and was previously employed as a senior operating officer within the Bally organization, serving most recently as Senior Vice President of Bally's Park Place, Inc. from 1991 to 1992 and as Senior Vice President and Chief Operating Officer of Bally's Grand Hotel and Casino, Inc. in Atlantic City, New Jersey from 1989 to 1991.

(9) Mr. John C. Hull has held his positions with the Company and has served as Corporate Controller of GBCC since November 1994. Mr. Hull joined the Company in April 1994 and served as a financial consultant to the Company from 1990 until April 1994 and as a financial consultant to GBCC from 1988 until April 1994. Mr. Hull served as Vice President and Chief Financial Officer of SSJ at the time of its filing of its voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended December 31, 1996 and through March 31, 1997 and of Forms 5 and amendments thereto furnished with respect to the year ended December 31, 1996, the Company has determined that Leonard M. DeAngelo and John C. Hull were each late in filing an initial statement of beneficial ownership and William D. Pratt, Theodore H. Strauss and James A. Colquitt were each late once in filing a statement of change in beneficial ownership, in each case relating to a single transaction.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of (i) the Company's Chief Executive Officer; (ii) each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year; and (iii) additional individuals who would have qualified as among the four other most highly compensated executive officers of the Company but for the fact that the individual was not serving as an executive officer of the Company at the end of the last fiscal year (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1996, 1995 and 1994.



                                                                Annual Compensation
                                                       -------------------------------------
                                                                                                   Long-Term
                                                                                                  Compensation
                                                                                 Other Annual       Awards/          All Other
       Name and Principal Position        Year         Salary        Bonus     Compensation (1)    Options        Compensation (2)
       ---------------------------        ----       ---------     --------    ----------------   -----------     ---------------
Jack E. Pratt (3)                         1996       $646,770      $      -         $14,000          150,000         $279,984
  Chief Executive                         1995        565,998       205,000          14,000             -             211,772
  Officer and Chairman of the             1994        530,197       150,000          13,000             -             105,552
  Board of the Company

Edward T. Pratt III (3)                   1996        426,167             -             -            150,000            1,980
  President and Chief Operating           1995        325,897       118,000             -               -               1,980
  Officer of the Company                  1994        305,076       135,000             -               -               2,250

Edward T. Pratt, Jr. (3)                  1996        325,891             -          18,500             -             171,150
 Vice President, Treasurer and            1995        284,001        62,000          18,500             -              43,396
 Vice Chairman of the Board of            1994        277,452        60,000          18,000             -              40,485
  the Company

William D. Pratt                          1996        295,811             -          14,000             -             215,208
 Executive Vice President,                1995        242,499        53,000          13,000             -              66,508
 Secretary and General Counsel            1994        237,015        45,000          14,000             -              78,529
 of the Company

Richard D. Knight
 Executive Vice President -               1996        459,114        50,000             -               -               1,980
 Operations of the Company,               1995        378,888        80,000             -               -               1,980
 Executive Vice President and             1994        349,867        50,000             -               -               2,250
 Chief Operating Officer of HCA
 and HCT

Leonard M. DeAngelo (4)                   1996        482,258             -             -               -               1,980
  President of GBHC                       1995        284,772        75,000             -               -               1,980
                                          1994        223,920             -             -               -               2,100
--------------------------

(1) Represents directors' fees for service as a director to a subsidiary of GBCC.

(2) Includes matching contributions by the Company to The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan on behalf of the named executive officer. See also "Employee Retirement Savings Plan" below. Amounts set forth above for Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt also include pension benefit accruals on their behalf.
     See also "Employment Contracts" below.

(3) Messrs. Jack Pratt, Edward Pratt, Jr., William D. Pratt and Edward T. Pratt III concurrently hold the positions as officers of GBCC described under the caption "Management." GBCC reimburses the Company for that portion of salary, bonus and other compensation which relates to services provided to GBCC. Of the salary, bonus and all other compensation amounts reported above, the following tabulation presents amounts which relate to services which the Messrs. Pratt provided to the Company:

                                                              ALL OTHER
                                 SALARY         BONUS        COMPENSATION
                                ---------      --------      ------------

Jack E. Pratt
  1996                           $386,823      $     -         $139,992
  1995                            454,930       133,250         105,886
  1994                            442,263        25,385          53,528

Edward T. Pratt, Jr.
  1996                           $191,417      $     -         $ 85,575
  1995                            202,941        31,000          21,698
  1994                            207,677        10,154          20,802

William D. Pratt
  1996                           $172,188      $     -         $107,604
  1995                            201,792        26,500          33,254
  1994                            180,085         7,615          39,924

Edward T. Pratt III
  1996                           $284,579      $     -         $    990
  1995                            274,031       100,300             990
  1994                            233,299        60,230           1,721

(4) All amounts included in the totals reported above relate to services provided to GBCC and paid by GBCC.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to the named executive officers. No grants of stock options under the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") or the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "GBCC Plan") were made to the named executive officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                      -----------------------------------------------------------    VALUE AT ASSUMED
                                     % OF TOTAL                                    ANNUAL RATES OF STOCK
                                      OPTIONS                 MARKET                PRICE APPRECIATION
                       OPTIONS/      GRANTED TO    EXERCISE  PRICE ON                 FOR OPTION TERM
                         SAR'S       EMPLOYEES     OR BASE   DATE OF   EXPIRATION  ---------------------
       NAME           GRANTED (a)  IN FISCAL YEAR   PRICE     GRANT       DATE        5%          10%
       ----           -----------  --------------  --------  --------  ----------  --------     --------
Jack E. Pratt           150,000         46.9        $3.13     $3.13     12/30/01   $129,507     $286,177
Edward T. Pratt III     150,000         46.9         3.13      3.13     12/30/01    129,507      286,177
Edward T. Pratt, Jr.       -             -            -         -          -          -            -
William D. Pratt           -             -            -         -          -          -            -
Richard D. Knight          -             -            -         -          -          -            -
Leonard M. DeAngelo        -             -            -         -          -          -            -

----------
(a) Options granted "at market" on the date of grant and first become exercisable six months from the date of grant.

     OPTION EXERCISES AND HOLDINGS

     The following table provides information, with respect to the named executive officers, concerning options granted under the 1992 Plan and the 1996 Plan during the last fiscal year and unexercised options held as of the end of the fiscal year:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                            1992 PLAN AND 1996 PLAN

                                                                                               VALUE OF UNEXERCISED
                                                                                              IN-THE-MONEY OPTIONS AT
                                                                                              FY-END (MARKET PRICE OF
                                            VALUE REALIZED       NUMBER OF UNEXERCISED       SHARES AT FY-END ($3.75)
                                SHARES     (MARKET PRICE AT        OPTIONS AT FY END           LESS EXERCISE PRICE)
                               ACQUIRED      EXERCISE LESS    ---------------------------   ---------------------------
       NAME                   ON EXERCISE   EXERCISE PRICE)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----                   -----------   ---------------   -----------   -------------   -----------   -------------
Jack E. Pratt..............        -               -               -           150,000           -           $93,750
Edward T. Pratt III........     40,000         $164,976         90,008         150,000       $337,476         93,750
Edward T. Pratt, Jr........        -               -               -              -              -              -
William D. Pratt...........        -               -               -              -              -              -
Richard D. Knight..........        -               -               -              -              -              -
Leonard M. DeAngelo........        -               -               -              -              -              -

     No options were exercised by the named executive officers under the GBCC Plan during the last fiscal year and no unexercised options were held by the named executive officers at the end of the fiscal year.

     Employment Contracts

     Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, Edward T. Pratt, Jr., Vice Chairman of the Board, Vice President and Treasurer of the Company, and William D. Pratt, Executive Vice President, Secretary and General Counsel of the Company, are under employment contracts with the Company and have provided services to GBCC pursuant to intercompany allocation agreements ratified by the respective Boards of Directors of the Company and GBCC. Their employment contracts were executed during October 1989 and originally expired on December 31, 1994, but have subsequently been extended by amendment through December 31, 2000 with respect to Jack E. Pratt and to December 31, 1999 with respect to Edward T. Pratt, Jr. and William D. Pratt. Services to GBCC will continue to be provided pursuant to intercompany allocation agreements. The terms of the contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultants to the Company. Upon expiration of the consulting term, each of the Pratt Brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

     The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt Brothers will be 75% of the average of his three highest annual salaries during the employment term of the contract. The death benefit is derived by multiplying a Pratt Brother's highest annual salary during his employment term by 50% and such benefit will be paid annually to his designated beneficiary for a period of ten years after his death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $464,000, $234,000 and $208,000, respectively.

     Edward T. Pratt III, President and Chief Operating Officer of the Company, is under an employment contract dated as of May 1, 1996 in such capacities continuing through April 30, 2000 unless sooner terminated by either party. The terms of Mr. Pratt's agreement provide for a minimum annual base salary effective January 1, 1996 of $425,000, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company.

     Richard D. Knight, Executive Vice President of Operations of the Company and Executive Vice President and Chief Operating Officer of HCA and HCT, is under an employment contract, as amended by letter agreement dated May 9, 1995, in such capacities continuing through December 31, 1997 unless sooner terminated by either party. The terms of Mr. Knight's agreement provide for an annual base salary of $450,000, subject to annual increases based on changes in the Consumer Price Index, as defined, and an annual bonus of not less than $56,500.

     Leonard M. DeAngelo, President of GBHC, served under an employment contract, as amended on November 17, 1995, in such capacity continuing through November 16, 1998, unless sooner terminated by one of the respective parties. The terms of Mr. DeAngelo's amended contract provided for a minimum annual base salary of $450,000, subject to annual increases of five percent.

     Stock Option Plans

     The Hollywood Casino Corporation 1996 Long-Term Incentive Plan. During 1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan"). The Company has reserved 3,000,000 shares of its Class A Common Stock for grants of nonqualified stock options, stock options qualified for special tax treatment under the Internal Revenue Code and restricted stock awards (collectively, "awards") to employees of the Company and its subsidiaries.

     Awards under the 1996 Plan, together with the exercise price, vesting schedule and restrictions and conditions, if any, are determined by a Committee of the Board of Directors of the Company. However, any common stock acquired pursuant to an award to a director, executive officer or 10% or greater stockholder of the Company must be held by that participant for at least six months from the date of the award, unless the Committee determines that a disposition would not violate the federal securities laws. The exercise price must be at least 100% (or at least 110% in the case of incentive stock options granted to certain employees who own greater than 10% of the outstanding Common Stock of the Company) of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise.

     No participant in the 1996 Plan may receive awards during any fiscal year covering an aggregate of more than 150,000 shares of Common Stock. The grant of incentive stock options is also subject to a $100,000 calendar year limit. Upon termination of a participant's employment for any reason, the participant will forfeit the nonvested portions of all awards he or she holds. Awards which have not yet vested are not transferable or assignable other than by will or by the laws of descent and distribution. The 1996 Plan also provides that in the event of a "Change in Control", as such term is defined in the 1996 Plan, all unmatured installments of awards will become fully accelerated and exercisable in full.

     The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan. During 1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan"). The Company has reserved 150,000 shares of its Class A Common Stock for grants of nonqualified stock options to directors who are not employees of the Company ("outside directors") in order to attract and retain such individuals and encourage their performance.

     Under the Directors' Plan, an option to purchase 10,000 shares of Common Stock was granted to each outside director upon adoption of the Directors' Plan in 1996. Each person becoming an outside director subsequent to adoption of the Directors' Plan will automatically receive an option to purchase 10,000 shares on the date that person becomes a director. Additionally, outside directors will receive a nonqualified option to purchase 2,500 shares of Common Stock on January 15 of each year. The exercise price for all options under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. An outside director may also elect to receive all or part of his or her retainer fee in the form of Common Stock of the Company based on the market value of the Common Stock as of the end of the period for which such fee applies. Common Stock received in lieu of a retainer fee is fully vested upon receipt.

     Options granted under the Directors' Plan extend for ten years from and may be exercised any time after six months from the date of grant. Upon termination of a participant's service as a director due to death or total disability, outstanding options may be exercised for a period of 12 months after such termination unless the original expiration date of the option is sooner. Upon termination of a participant's service as a director for reason of retirement, outstanding options may be exercised for a period of three months after such retirement. Options granted under the Directors' Plan are not transferable or assignable other than by will or by the laws of descent and distribution.

     The 1992 Hollywood Casino Corporation Stock Option Plan. During 1992, the Company reserved 1,197,000 shares of Class B Common Stock for the purpose of establishing the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") for its key executives. After the consummation of the Company's initial public offering in June 1993 all stock options outstanding under the 1992 Plan became exercisable for Class A Common Stock and any options granted under the 1992 Plan after that date are to purchase Class A Common Stock.

     Options granted under the 1992 Plan vest in equal annual installments over a period of three years. In the event of the death, disability or retirement of a participant in the 1992 Plan, the participant's options will accelerate and be exercisable in full. If the participant's employment with the Company is terminated for cause (as defined in the 1992 Plan), the options held by that participant shall automatically terminate. Options granted under the 1992 Plan are not assignable except by will, the laws of descent and distribution or pursuant to qualified domestic relations order. The 1992 Plan provides that if any person or group (other than certain members of the Pratt family) becomes the beneficial owner of 51% or more of the total voting power of each class of the Company's capital stock (subject to certain exceptions), the vesting of all outstanding options will accelerate and be exercisable in full. The exercise of incentive stock options granted under the 1992 Plan is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Company's Common Stock at the time the option was granted.

     The exercise price of options granted under the Company Plan may be paid in cash or in shares of Class A Common Stock valued at fair market value on the date of exercise.

     The 1990 Pratt Hotel Corporation Incentive Stock Option Plan. On March 22, 1990, GBCC adopted the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "GBCC Plan"). The GBCC Plan provided for the granting of incentive stock options intended to qualify for special tax treatment under the Internal Revenue Code (the "Code"). The shares offered under the GBCC Plan consisted of shares (whether authorized and unissued or issued and reacquired) of the Common Stock of GBCC. Options for no more than 102,092 shares of the Common Stock could be granted under the GBCC Plan.

     On December 31, 1996, the Company distributed its ownership of GBCC to the Company's stockholders. Accordingly, GBCC ceased to be a subsidiary of the Company at that time. As of December 31, 1996, no named executive officer of the Company had any options outstanding under the GBCC Plan.

     Employee Retirement Savings Plan

     During 1993, the Company adopted The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan (the "Savings Plan"), a qualified defined contribution plan for the benefit of all of the Company's employees who satisfy certain eligibility requirements. The Savings Plan is qualified under the requirements of section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of the Company who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

     The Savings Plan provides for a matching contribution by the Company based upon certain criteria, including levels of participation by the Company's employees. The Company accrued matching contributions totaling approximately $586,000 for the year ended December 31, 1996.

     Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors of the Company is comprised of Messrs. Jack E. Pratt, William D. Pratt, James A. Colquitt and Theodore H. Strauss. Jack E. Pratt and William D. Pratt also serve as executive officers of the Company and serve as executive officers and directors of GBCC. Jack E. Pratt also serves on the Compensation Committee of GBCC. Mr. Strauss is senior managing director of Bear, Stearns & Co. Inc., which served as underwriters with respect to the October 1995 offering of $210 million of Senior Secured Notes by the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee believes that the Company's continued growth in the casino industry is directly attributable to the caliber and commitment of its officers, senior management and key operational managers. Attracting and retaining executives capable of sustaining and managing the Company's growth over the long term are fundamental to building stockholder value and are among the Company's highest priorities. As a reflection of such high priority, the Company retained the Performance and Compensation Management Consulting Practice of KPMG Peat Marwick (the "Consultant") in 1995 and 1996 to conduct a review and analysis of the Company's executive compensation policy and provide the Company with recommendations for such policy (the "Consultant's Report").

     It is the Compensation Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other recommendations for executives, evaluates executive's performance, and considers other matters.

     The Consultant's recommendations contained in the Consultant's Report affirmed the Company's existing executive compensation policy that executive compensation should consist of three components: a base salary commensurate with each executive's respective scope of responsibilities and level of personal performance and competitive with the base salary offered to executives of similar caliber and responsibilities in comparable gaming companies and other relevant industries; an annual incentive compensation program rewarding exceptional financial and operational performance as measured against predetermined criteria and taking into account prevailing operational, financial, competitive, regulatory and other constraints; and a stock option program tying executive compensation to long-term share price appreciation.

     Adjustments to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing management training and development; improving quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

     The annual incentive plan of the Company promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. Annual bonus opportunities afford the Company with the opportunity to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. Eligible executives are assigned threshold, target and maximum bonus levels based on a percentage of base salary. The percentages have been established on bonus practices and opportunities within companies comparable to the Company's size and/or industry. Executives earn bonuses to the extent to which preestablished goals are achieved. Targets are considered by the Compensation Committee to be achievable, but to require stretch performance from each executive.

     Long-term incentives are provided to executives pursuant to the Company's stock option plans. In 1996 the Board of Directors of the Company adopted, and the stockholders of the Company ratified, the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Long-Term Incentive Plan"). The 1996 Long-Term Incentive Plan is administered by a committee (the "Plan Committee") consisting of Messrs. James A. Colquitt and Theodore H. Strauss who are also members of the Compensation Committee. The purpose of the 1996 Long-Term Incentive Plan is to attract and retain key executives by the grant of awards to such executives (such as stock options and restricted stock) which provide them with proprietary interest in the Company which will only appreciate in value if the price of the stock of the Company increases.
The Plan Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry and are reflective of performance. Long-term incentive award guidelines have been developed based on the same method used in establishing bonus award guidelines. Practices of comparable companies have been adapted for use at the Company with the actual percent granted varying by position within the Company.

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation program provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

     Prior to 1996, Mr. Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, was an employee of GBCC and served under an employment agreement with GBCC dated as of September 21, 1989, as amended (the "Employment Agreement"), described in the Company's Form 10-K for the fiscal year ended December 31, 1996. In addition, Mr. Pratt provided services to the Company through an intercompany overhead allocation arrangement (the "Overhead Allocation Arrangement") previously approved by the Boards of Directors of the Company and GBCC.

     Effective as of January 1, 1996, the Company assumed the obligations of GBCC under the Employment Agreement and Mr. Pratt continued to provide services to the Company and GBCC which allocated the cost of such services pursuant to the Overhead Allocation Arrangement.

     Effective as of January 1, 1997, and in light of the spin-off by the Company of GBCC and its subsidiaries on December 31, 1996, the Company intends to enter into services agreements with subsidiaries of GBCC. Pursuant to the Employment Agreement and the services agreements, Mr. Pratt will continue to provide services to the Company and GBCC which will allocate the cost of such services pursuant to the services agreements. Furthermore, effective as of January 1, 1997, the Company extended the term of the Employment Agreement with Mr. Pratt to December 31, 2000.

     In light of previous decisions of the Board of Directors of HCC and its Compensation Committee, the minimum annual base salary of Mr. Pratt under the Employment Agreement was set at $645,000 effective as of January 1, 1996. Due to the recent performance of the Company, there were no adjustments to the annual base salary of Mr. Pratt in the fiscal year 1996 and there have been no adjustments to the annual base salary of or bonuses paid to Mr. Pratt thus far in the fiscal year 1997. However, in order to encourage long-term performance, the Plan Committee awarded to Mr. Pratt under the 1996 Long-Term Incentive Plan the grant of a non-qualified stock option to purchase 150,000 shares of the Class A Common Stock of the Company at the fair market value of such stock on December 30, 1996 (i.e., $3.125 per share).

     Federal income tax legislation has limited the deductibility of certain compensation paid to the Chief Executive Officer and covered employees to the extent the compensation exceeds $1,000,000. Performance-based compensation and certain other compensation, as defined, are not subject to the deduction limitation. It is not currently anticipated that any covered employee could earn annual compensation in excess of the one million dollar definition under existing or proposed compensation plans. The Company continually reviews its compensation plans to minimize or avoid potential adverse effects of this legislation. The Compensation Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

     This report and the accompanying stock price performance graph are provided for general informational purposes only pursuant to regulations under the Securities Exchange Act of 1934. No information contained in this report or the accompanying graph shall be deemed to be filed in whole or in part for purposes under the Securities Act or the Securities Exchange Act of 1934, or incorporated by reference into any filing made thereunder.

                                            Compensation Committee


                                            Jack E. Pratt
                                            William D. Pratt
                                            James A. Colquitt
                                            Theodore H. Strauss

                            STOCK PRICE PERFORMANCE

     The graph set forth below compares the stock price performance of the Company with those of the Dow Jones Equity Market Index and the Dow Jones Index for the Casino Industry for the period since the Company's Common Stock became publicly traded (May 28, 1993). The Company has not paid dividends over such period of time; however, the comparative equity market and industry data assumes reinvestment of dividends. The stock price performance shown below may not be indicative of future stock price performance. (Table substituted for graph).


                         Hollywood Casino Corporation
                            Stock Price Performance
                             (May 28, 1993 = 100)



                                                                    Hollywood
                              Equity             Casino               Casino
       Date                   Index              Index             Corporation
       ----                   ------             ------            -----------

May 28, 1993                   100.0             100.0                100.0
June 30, 1993                  100.4              99.9                135.9
September 30, 1993             103.2             129.8                 92.2
December 31, 1993              105.2             117.9                 79.7
March 31, 1994                 101.2             102.2                 70.3
June 30, 1994                  101.4              78.2                 42.2
September 30, 1994             106.2              87.8                 42.2
December 30, 1994              106.0              90.5                 35.9
March 31, 1995                 116.3             117.1                 35.2
June 30, 1995                  127.6             131.0                 55.5
September 29, 1995             138.3             126.2                 43.8
December 29, 1995              146.5             120.1                 26.6
March 29, 1996                 154.6             146.4                 21.5
June 28, 1996                  162.2             170.5                 43.0
September 30, 1996             167.6             141.7                 30.5
December 31, 1996              181.1             131.0                 23.4


                          TRANSACTIONS WITH MANAGEMENT


     Greate Bay Casino Corporation. As a result of the distribution by the Company of the stock it owned in GBCC to the Company's stockholders on December 31, 1996, GBCC is no longer a consolidated subsidiary. GBCC, however, remains approximately 38% owned by the Pratt Family and GBCC and the Company have a number of common officers and directors.

     During 1990, the Company acquired approximately $38.8 million of unsecured notes (the "PCPI Notes") issued by PCPI Funding Corp., a subsidiary of GBCC. As part of a refinancing in February 1994 of virtually all of GBCC's casino-related outstanding debt, a newly formed subsidiary of GBCC issued approximately $40.5 million discounted principal amount of new deferred interest notes (the "PPI Funding Notes") in exchange for the $38.8 million principal amount of PCPI Notes held by the Company. The increased principal amount of the new notes included a call premium on the exchange ($1.7 million) equal to 4 1/2% of the principal amount of PCPI Notes exchanged; such premium was paid to all third parties holding PCPI Notes. Interest income accreted with respect to the PPI Funding Notes for the year ended December 31, 1996 amounted to $7.3 million.

     It was anticipated that the Company's primary method of collection with respect to the PPI Funding Notes would be through the utilization of tax net operating losses generated in prior years by GBCC. As GBCC is no longer a consolidated subsidiary for federal income tax purposes, this means of collection is no longer available to the Company. Accordingly, at December 31, 1996, the Company established a valuation allowance in the amount of $18.7 million to reduce the outstanding principle balance on the PPI Funding Notes to an estimated realizable value. Management anticipates that the remaining balance of $35.6 million will be realized through a combination of asset acquisitions and repayments from GBCC.

     Since May 1992, GBCC has borrowed funds from the Company for various purposes. As of December 31, 1996, the outstanding balance on such borrowings was $7.8 million and, under certain conditions, GBCC may obtain additional loans from the Company. Of the amounts borrowed, $1 million, which is not due until April 1, 1998, is classified as noncurrent and $250,000 is due on demand, or if no demand is made, on April 1, 1998. Such borrowings from the Company bear interest at the rate of 14% per annum, payable semiannually. The remaining $6.5 million was borrowed from the Company during 1996 on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. Interest receivable in connection with such borrowings amounted to $94,000 at December 31, 1996. Payment of interest on borrowings from the Company is subject to the approval of New Jersey gaming authorities.

     In connection with the February 1994 refinancing of virtually all of GBCC's casino-related indebtedness, a newly formed subsidiary of GBCC borrowed $15 million from the Company to be used in connection with an expansion of the Sands Hotel and Casino. The debt accrued interest at the rate of 14 5/8% per annum and was scheduled for repayment in February 2005. As of December 31, 1996, the entire $15 million principal amount of such notes together with all accrued interest has been assigned or otherwise contributed by the Company to GBCC.

     Hollywood Casino - Aurora, Inc. ("HCA"), a wholly owned subsidiary of the Company, was organized for the purpose of developing and owning a riverboat gaming facility in Aurora, Illinois, (the "Aurora Casino") which commenced operations on June 17, 1993. GBCC receives, pursuant to a services agreement, a base services fee equal to 5% of operating revenues (as defined in the agreement) subject to a maximum of $5.5 million annually, and an incentive fee equal to 10% of gross operating profit (as defined in the agreement to generally include all revenues, less expenses other than depreciation, interest, amortization and taxes). Unpaid base services and incentive fees of $2.1 million were owed to GBCC at December 31, 1996.

     Subject to regulatory approval and effective as of April 1, 1997, a subsidiary of the Company will acquire the general partnership interest in the limited partnership which holds the management contract on the Aurora Casino from a subsidiary of GBCC. As general partner, the Company will receive 99% of the first $84,000 of net income earned by the partnership each month and 1% of any income earned above such amount. The Company will issue to the GBCC subsidiary a five-year note in the original amount of $3.8 million, assign $7.6 million principal amount of PPI Funding Notes (see above) and assign certain accrued interest receivable in exchange for the general partnership interest.

     HWCC - Tunica, Inc. ("HCT"), a wholly owned subsidiary of the Company, completed construction of a dockside gaming facility in Tunica County, Mississippi (the "Tunica Casino") which commenced operations in August 1994. Pursuant to a ten-year consulting agreement with HCT, GBCC receives monthly consulting fees of $100,000.

     The Company was obligated during 1996 under the terms of an administrative services agreement to pay GBCC $50,000 per month in connection with certain shared administrative costs. In addition, the Company and its subsidiaries share certain general and administrative costs with GBCC. A receivable in the amount of $203,000 in connection with such allocated costs and fees was due to the Company at December 31, 1996.

     Various subsidiaries of GBCC provide certain marketing and other administrative services to casino facilities owned by the Company. The casino facilities are billed for such services at either the direct or allocated cost of providing the services. A subsidiary of GBCC also provides computer-related services to the casino facilities. The subsidiary has an agreement with one casino facility which expired on December 31, 1996 and has been renewed through December 31, 1999; such agreement provides for the sale of computer hardware and information systems equipment and the licensing of software necessary to operate the facility. The casino pays prices and fees in amounts and on terms and conditions that the subsidiary provides to unrelated third parties as well as a fixed license and consulting fee of $30,000 per month ($33,600 effective January 1, 1997). The subsidiary is also reimbursed for its direct costs and expenses incurred under this agreement. The GBCC subsidiary also provides similar services and hardware to another casino facility which it charges for direct costs and expenses.

     On October 16, 1995, the Company assumed the employment contracts of each of the Pratt Brothers, including the outstanding obligations of GBCC for the pension and death benefit payments to be made to the Pratt Brothers. As consideration for the assumption, the Company obtained a non-interest bearing receivable from GBCC in the amount of approximately $4.3 million, representing the net present value of the outstanding obligations as of such date. On December 31, 1996, such receivable was eliminated by means of a capital contribution to GBCC by the Company.

     DFW North. Prior to sale of the property in September 1996, GBCC operated the Holiday Inn located at the north entrance of the Dallas/Fort Worth International Airport ("DFW North") which was owned by Metroplex Hotel Limited ("Metroplex"), a limited partnership owned by Jack E. Pratt and Edward T. Pratt, Jr., each as 30% general and limited partners, William D. Pratt as a 10% general and limited partner and the Estate of Crystal A. Pratt, the former wife of Jack
E. Pratt, as a 30% limited partner. During the year ended December 31, 1996, GBCC made capital expenditures under the hotel operating agreement totaling approximately $1.8 million toward property improvements. GBCC was also obligated by the operating agreement to make minimum payments equal to principal and interest payments on the indebtedness incurred by Metroplex to purchase DFW North. During February 1994, GBCC purchased such underlying indebtedness with a principal balance of approximately $13.8 million from third parties at a cost of $6.8 million ($1 million of which was paid during 1993), with funds borrowed from the

Company, and subject to third party indebtedness amounting to $2.7 million. Payments under the hotel operating agreement, net of debt service receipts, amounted to $398,000 during the year ended December 31, 1996. Payments from Metroplex included interest at the rate of 9 1/2% per annum. Upon the sale of the hotel by Metroplex, GBCC received proceeds sufficient to repay the third party indebtedness, repay the Company for all outstanding principal and interest, recover $2.6 million of its total investment in property improvements and receive additional cash of approximately $770,000.

     Other. In September 1994, a subsidiary of the Company entered into an agreement with an entity owned by a relation to the Pratt Brothers to manage the operation and maintenance of a company-owned aircraft and to make such aircraft available for charters by third parties. Expenses and commissions charged by the management company under the agreement during 1996 totaled $499,000. The aircraft was sold during March 1997 with the Company realizing a gain of the sale of approximately $460,000. A commission of approximately $83,000 was paid to the maintenance company with respect to the sale.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP ("Andersen") to serve as the independent public accountants of the Company for its fiscal year ending December 31, 1997. Andersen, which has served as the independent public accountants of the Company since 1990, follows a policy of rotating the engagement partner every seven years. Other partners and non-partner personnel are rotated on a periodic basis. Representatives of Andersen are expected to be present at the Annual Meeting to make a statement or to respond to questions. If the appointment of Andersen is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

     The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Andersen.

Recommendation

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1997.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying Proxy will vote the Proxy as in their discretion they may deem desirable.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to the Company in a timely manner. In order to be so included for the 1997 Annual Meeting, stockholder proposals must be received by the Company by January 9, 1998, and must otherwise comply with the requirements of Rule 14a-8.

                    COPIES OF THE ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

     The Annual Report on Form 10-K covering the Company's year ended
December 31, 1996, including audited financial statements, is enclosed herewith. The Form 10-K does not form any part of the materials for the solicitation of Proxies. The enclosed Form 10-K does not include all exhibits required to be filed with the Securities and Exchange Commission. However, these exhibits are listed in Part III of the enclosed Form 10-K, and the Company will furnish, for a minimal charge, any such exhibit to each stockholder upon written request. Written requests for exhibits should be directed to Investor Relations, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240.

                    BY ORDER OF THE BOARD OF DIRECTORS


                    William D. Pratt, Secretary


April 30, 1997
Dallas, Texas



     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  STOCKHOLDERS WHO
DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         HOLLYWOOD CASINO CORPORATION
                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas  75240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William D. Pratt and Edward T. Pratt,
Jr. as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and vote as designated below, all of the shares of the Common Stock of Hollywood Casino Corporation (the "Company") held of record by the undersigned on April 18, 1997, at the Annual Meeting of Stockholders to be held on May 29, 1997, or any adjournment(s) thereof.

1. PROPOSAL TO ELECT AS CLASS I DIRECTOR OF THE COMPANY THE FOLLOWING PERSON TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED.

    FOR nominee listed below                    WITHHOLD AUTHORITY
                                                    to vote for nominee below.
    ----                                        ----

      James A. Colquitt

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1997.

                   FOR            AGAINST            ABSTAIN
            ------         ------             ------


--------------------------------------------------------------------------------
                        (please sign on the other side)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE UNDER PROPOSAL 1 AND FOR THE ACTION UNDER PROPOSAL 2.

                                                 Dated:                   , 1997
                                                       -------------------

                                                 -------------------------------
                                                           Signature


                                                 -------------------------------
                                                    Signature if Held Jointly

Please execute this Proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.